AMENDMENT TO
INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDMENT is made as of September 1, 2016, by and
between JPMorgan Access Multi-Strategy Fund II and J.P.
Morgan Investment Management Inc. to the Investment
Management Agreement dated August 24, 2011 (the
"Agreement").
      WHEREAS, the parties hereto wish to amend the
Agreement to reduce the advisory fee from 1.25% to 1.00%.
      NOW, THEREFORE, in consideration of the mutual
premises and covenants herein set forth, the parties agree
as follows:
1.	Capitalized terms not otherwise defined herein shall
have the same meaning as are set forth in the
Agreement.
2.	As of the date of the Amendment, Section 7(a) of the
Agreement is hereby deleted and replaced in its
entirety with the following:
"The Fund shall pay the Investment Manager as
full compensation for the services performed by
the Investment Manager a fee of 1.00% per year
(the "Management Fee") payable monthly at a rate
of 1/12 of 1.00% of the Fund's month-end net
asset value, before giving effect to repurchases,
repurchase fees (if any), and after giving effect
to other expenses. The Management Fee shall be
appropriately prorated in the event that this
Agreement becomes effective as of a date other
than the beginning of a month or terminates as of
a date other than the end of a month."
3.	Other than as amended herein, the Agreement remains in
full force and effect.
4.	This Amendment shall inure to the benefit of and be
binding upon the parties hereto and their respective successors and permitted assigns.
5. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.



      *  *  *  *
      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

JPMorgan Access Multi-Strategy Fund II





By:      /s/ Gillian Sands
Name:   Gillian Sands
Title: Assistant Treasurer


J.P. Morgan Investment Management Inc.


By:   /s/ Brian Shlissel
Name:   Brian Shlissel
Title: Managing Director